EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Sonida Senior Living, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)

Equity	Common stock, par value $0.01 per share	Rule 457(o)	(1)	(2)

Equity	Preferred stock, par value $0.01 per share	Rule 457(o)	(1)	(2)

Equity	Depositary Shares	Rule 457(o)	(1)	(2)

Other	Warrants	Rule 457(o)	(1)	(2)

Other	Rights	Rule 457(o)	(1)	(2)

Other	Purchase Contracts	Rule 457(o)	(1)	(2)

Other	Units	Rule 457(o)	(1)	(2)

Unallocated (Universal) Shelf	—	Rule 457(o)	(1)	(2)	$500,000,000	0.00014760	$73,800

Total Offering Amounts					$500,000,000	0.00014760	$73,800

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$73,800

(1)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of depositary shares, such indeterminate number of warrants to purchase common stock or preferred stock, such indeterminate number of rights to purchase common stock, preferred stock, or warrants, and such indeterminate number of units and purchase contracts as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended.